EXHIBIT 23

                      INDEPENDENT AUDITORS' CONSENT


KPMG Peat Marwick LLP  (Logo)
Certified Public Accountants

CityPlace II
Hartford, CT 06103-4103

                       Independent Auditors' Consent

The Board of Directors
MacDermid, Incorporated:

We consent to incorporation by reference in the Registration Statements (Nos. 2-66987 and 2-68181) on Form S-8 of MacDermid, Incorporated of our reports dated May 14, 1998, relating to the consolidated balance sheets of MacDermid, Incorporated and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of earnings and cash flows and related schedules for each of the years in the three-year period ended March 31, 1998, which reports appear or are incorporated by reference in the March 31, 1998 annual report on Form 10-K of MacDermid, Incorporated.

/s/ KPMG Peat Marwick LLP

June 22, 1998